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infoUSA Inc.
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Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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PRESS RELEASE

                                                Contact: Arthur B. Crozier
Innisfree M&A Incorporated
(212) 750-5833

DOLPHIN NOT SURPRISED BY NEW DIRECTOR APPOINTMENT
FROM IUSA “OLD BOY” NETWORK - FOLLOWS PLUMMETING
GOVERNANCE RATING BY THE CORPORATE LIBRARY

STAMFORD, CONNECTICUT, April 3, 2006 -- On March 30, 2006 infoUSA Inc. (NASDAQ : IUSA) announced that the board had hand picked yet another director, Bernard W. Reznicek, to fill the vacancy created by the most recent resignation from a rotating board which Dolphin believes is riddled with interlocks and relationships that raise serious concerns about its independence.

Mr. Reznicek has been a director of CSG Systems International, Inc. (CSGS) since 1997. Mr. George Haddix is a co-founder and former CEO of CSGS and was a director from March 1995 until May 2005. Since March 1995, Mr. Haddix has been a director of IUSA and he is the Chairman of the Nominating and Corporate Governance Committee.

According to public filings, in 1994 IUSA invested $500,000 in Trident Capital. In 1997, the Company invested an additional $500,000 in CSG Acquisition Fund, a limited partnership organized by Trident Capital to acquire CSG Holdings, Inc. In 1999, infoUSA.com, a subsidiary of IUSA, received $10 million from Trident Capital. That same year, Donald R. Dixon, Trident’s managing director, was appointed Chairman of infoUSA.com. Mr. Dixon was a director of IUSA until September 1996, and was also a director of CSGS.

Also, Mr. Reznicek was the Dean of the College of Business Administration at Creighton University from 1994 through 1996. Dr. Vasant Raval, an IUSA director and Chairman of its Audit Committee, has been a Professor and Chairman of the Department of Accounting at the College of Business Administration at Creighton University since 2001. Dr. Raval has also been a Professor, Associate Dean and a Director of Graduate Programs at the College of Business Administration which has been involved with the Indian Institute of Technology (IIT) for over 10 years. Mr. Vinod Gupta is an alumni of IIT and in 2002, the Vinod Gupta School of Management at IIT partnered with Creighton’s College of Business Administration to exchange students and faculty and develop a joint graduate certificate program. Mr. Haddix is also on the board of directors of Creighton University.

Unaffiliated IUSA holders will have a chance to weigh in on the performance of, and the interconnected relationships among, Mr. Haddix, Dr. Raval and Mr. Vinod Gupta as they are all up for election at the 2006 annual shareholder meeting.

A Dolphin spokesman commented: “On March 15, 2006, Dolphin nominated an outstanding independent candidate (not affiliated with Dolphin or its principals), Karl L. Meyer to fill this vacancy hoping that the board would have recognized the pressing need for an independent director committed to ensuring that the interests of all unaffiliated shareholders are vigorously represented. Dolphin never received a response to its nomination. Instead the board, dominated by Mr. Vinod Gupta with his 34% outright holdings, reached out again to what seems to Dolphin as the IUSA “Old Boy” network to fill the vacancy. To add insult to injury, the IUSA board installed Mr. Reznicek on the Nominating and Corporate Governance Committee.

The board’s most recent action is all the more shocking in light of the March 10, 2006 downgrade of IUSA’s Board Composition Rating to a “D” by the well respected corporate governance rating agency, The Corporate Library, “due to concerns about related party transactions with the CEO, Chairman and dominant shareholder, Vinod Gupta.” The Corporate Library has also given IUSA a “D” in its Board Effectiveness Rating and determined that its Board Risk Assessment is “High”.

The Dolphin spokesman continued, “With institutional holders and now a respected governance rating agency effectively calling for a complete governance overhaul, the IUSA board appears to need a hearing aid as, the only voice that can be heard is that of Mr. Vinod Gupta.

For the voices of unaffiliated shareholders to be heard, new independent directors must be elected at this year’s May 26, 2006 annual shareholder meeting. Dolphin has nominated three such directors, Malcolm M. Aslin, Karl L. Meyer and Robert A. Trevisani, all of whom are committed to vigorously pursuing all avenues to maximize value for all shareholders including testing Mr. Vinod Gupta’s public statement that he “believed that IUSA was worth in excess of $18 per share”, made three months before he proceeded to offer $11.75 per share for the Company. Dolphin looks forward to communicating with shareholders about these independent nominees and their program upon the distribution of Dolphin’s proxy materials.”

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The following is a list of the names and stockholdings, if any, of persons who may be deemed to be “participants” in Dolphin’s solicitation with respect to the shares of the Company: Dolphin owns beneficially and of record 1,000 shares of common stock and beneficially but not of record, together with its affiliate, an aggregate of 1,999,000 shares of common stock of the Company’s outstanding stock. Donald T. Netter, as Senior Managing Director of Dolphin, and Brett J. Buckley and Justin A. Orlando, both as Managing Directors of Dolphin, may also be deemed to be participants but do not individually own any common stock of the Company. Malcolm “Mick” M. Aslin, Karl L. Meyer and Robert A. Trevisani, as nominees for election as directors of infoUSA Inc., may also be deemed to be participants but do not individually own any common stock of the Company.

Dolphin intends to disseminate a proxy statement with respect to its solicitation in support of its nomination of directors at the Company’s 2006 annual meeting. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission’s web site at http://www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone (212) 750-5833.